EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT

Michael F. Cronin, CPA
687 Lee Road, Ste 210
Rochester, NY 14606
407-448-2407
email mikeccpa@aol.com

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Axion Power International, Inc.April 11, 2005

        We consent to incorporation by reference in the Form S-8 Registration Statement of Axion Power International, Inc. of our report dated March 28,2005 relating to the consolidated balance sheet of Axion Power International, Inc. and its subsidiary as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003, which report appears in the Annual Report on Form 10-KSB of Axion Power International, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

April 11, 2005

/s/ Michael F. Cronin

Michael F. Cronin
Certified Public Accountant